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Consent of Independent Registered Public Accounting Firm

RepliCel Life Sciences Inc.
Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 333-188742) of RepliCel Life Sciences Inc. of our report dated March 18, 2014, relating to the consolidated financial statements, which appears in this Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

Vancouver, Canada

March 18, 2014

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.